UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2012

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54690	27-3715929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) (212) 415-6500 Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 20, 2012, American Realty Capital Trust III, Inc. (the “Company”) announced its recent property acquisitions and provided a summary of its overall portfolio. The Company’s most recent acquisitions include one Williams-Sonoma distribution facility located in Olive Branch, Mississippi and one Bed Bath & Beyond distribution facility located in Stockton, CA.

On August 10, 2012, the Company closed its acquisition of the fee-simple interest in one Williams-Sonoma distribution facility located in Olive Branch, Mississippi, at a contract purchase price of $52.4 million, exclusive of closing costs. The property contains 1,106,876 rentable square feet and is 100% leased to Williams-Sonoma Retail Services, Inc., which is a wholly-owned subsidiary of Williams-Sonoma, Inc. (NYSE: WSM), the guarantor of the lease. The lease has an original lease term of 22 years, which commenced in August 2000 and expires in January 2023.

On August 17, 2012, the Company closed on its acquisition of the fee-simple interest in two adjacent, freestanding buildings that comprise a Bed Bath & Beyond distribution facility located in Stockton, CA, at a contract purchase price of $63.0 million, exclusive of closing costs. The property contains 1,035,840 rentable square feet and is 100% leased to Bed Bath & Beyond, Inc. (NASDAQ: BBBY). The lease has an original lease term of 12 years, which commenced in July 2012 and expires in July 2024.

From July 1, 2012 to date, the Company has closed the acquisition of 54 single-tenant, freestanding properties with approximately 3.1 million leasable square feet located in 21 states, at an aggregate purchase price of $217.2 million (exclusive of closing costs). These acquisitions increased tenant diversity in the Company’s overall portfolio to 23 distinct tenants by adding six new tenants including Bojangles’ restaurants, O’Reilly Auto Parts, Scotts Company, West Marine, Williams Sonoma and Bed Bath and Beyond. The acquisitions increased the portfolio’s size, at cost, to $734.9 million, comprised of 235 properties. The acquisitions were funded with cash available from the Company’s ongoing public offering. The Company also announced today that its portfolio pipeline includes approximately $357 million of acquisitions under contract.

The table below provides a summary of the 54 properties acquired from July 1, 2012 to date and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square footage, GAAP net operating income, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Footage	Annual GAAP Net Operating Income (millions)	Average Capitaliz-ation Rate	Investment Grade? (Y/N)
Advance Auto	4	NC, OH, OK and TX	11.7	$5.9	26,914	$0.5	7.6%	Y
Bed Bath & Beyond	1	CA	12.0	$63.0	1,035,840	$4.7	7.5%	Y
Bojangles’	9	GA, NC and SC	12.8	$15.7	33,111	$1.3	8.0%	N
CVS	1	PA	25.5	$1.5	8,193	$0.1	7.7%	Y
Dollar General	21	AL, NC, AR, LA, MI, MN, MO, MS, OH, TN and TX	14.7	$22.0	193,598	$1.8	8.3%	Y
Family Dollar	5	MS, NM, OK and TX	9.7	$4.6	40,038	$0.4	9.0%	Y
FedEx	1	TN	10.1	$5.3	74,707	$0.4	7.8%	Y (1)
Fresenius	3	IL	11.4	$8.1	24,096	$0.7	8.3%	N
Government Services Administration	1	AZ	14.0	$3.5	21,000	$0.3	7.4%	Y
O’Reilly Auto Parts	1	AL	14.8	$0.6	5,084	$0.1	7.9%	Y
Scotts Company	2	OH	10.4	$15.9	459,565	$1.3	7.9%	N
Tractor Supply	1	LA	13.9	$3.1	19,097	$0.3	8.1%	N
Walgreens	2	IN and MI	17.4	$12.4	29,310	$0.9	6.9%	Y
West Marine	1	VA	9.9	$3.2	15,404	$0.3	8.6%	N
Williams-Sonoma	1	MS	10.4	$52.4	1,106,876	$4.1	7.9%	N
Total	54	21	13.3	$217.2	3,092,833	$17.2	8.1%

_________________

(1)	As defined by a major credit rating agency (includes properties leased to Fedex Ground Package Systems, Inc., an unrated wholly owned subsidiary of Fedex Corp. We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this calculation.)

A copy of the press release announcing the acquisition of the Williams-Sonoma and Bed Bath & Beyond distribution facilities, as well as the update of its portfolio, is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated August 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: August 20, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors